Exhibit 99.1

FTI CONSULTING, INC. ANNOUNCES PRICING OF SENIOR NOTE OFFERING

$215 Million of Senior Notes due 2016

BALTIMORE, MD, September 28, 2006—FTI Consulting, Inc. (NYSE:FCN) a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today announced the pricing of its private offering of $215 million of Senior Notes due 2016 at 7.75%. FTI expects this offering to close on October 3, 2006. The Senior Notes will mature on October 1, 2016 and will rank pari passu in right of payment with all of FTI’s existing and future senior indebtedness and senior in right of payment to all of FTI’s existing and future subordinated indebtedness. FTI will have the option to redeem all or a portion of the Senior Notes at any time on or after October 1, 2011 at specified redemption prices. At any time prior to October 1, 2011, FTI may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus a specified applicable premium. At any time before October 1, 2009, FTI may also redeem up to 35% of the aggregate principal amount of the Senior Notes at a redemption price of 107.75% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of certain equity offerings.

FTI plans to use the net proceeds of the offering of the Senior Notes to finance a portion of its previously announced acquisition of FD International (Holdings) Limited (“Financial Dynamics” or “FD”), a global strategic business and financial communications consulting firm, for approximately $260 million.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Senior Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The Senior Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States in accordance with Regulation S.

Safe Harbor Statement

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

Contacts:

Investors:	Jack Dunn, President & CEO of FTI Consulting, Inc., 410.224.1483
Gordon McCoun, FD, 212.850.5681

Media:	U.S.: Evan Goetz, FD, 212.850.5639

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